EXHIBIT 10.2

August 1, 2013

Gulfex Petroleum, LLC

P.O. Box 18978

Sugar Land, Texas 77496

Re: Sale of Properties / Port Hudson Field, East Baton Rouge Parish, Louisiana

Dear Sirs:

GULFEX PETROLEUM, LLC (“GULFEX”) has agreed to participate with WEST TEXAS RESOURCES, INC. (“WTR”) in order to facilitate the acquisition by WTR of certain oil and gas properties and interests in Louisiana. Specifically, GULFEX has agreed to acquire an undivided 45% of the interests to be acquired by WTR through its acquisition of PORT HUDSON VENTURES, LLC, a Texas limited liability company (“PHV”). PHV owns certain undivided interests in producing oil and gas leases, wells and production assets, and related contract and other rights in the Port Hudson Field in East Baton Rouge Parish, Louisiana (which assets are collectively referred herein to as the “Properties” and are more particularly described on Exhibit A hereto). By execution of this letter agreement (the “Agreement”), the parties are formalizing their agreement to the above described transaction, upon the following terms and conditions:

1.	Purchase Price: GULFEX agrees to advance to WTR the sum of $ 505,442.23 in consideration for the conveyance by WTR of an undivided 45% interest in the Properties, which for purposes of this Agreement are understood and agreed to equate to 5.92875% (of 8/8ths) Working Interest and a 4.62443% (of 8/8ths) Net Revenue Interest for the Properties described on Exhibit A hereof.

2.	Effective Date and Time: The Effective Date and Time for the conveyance of the 45% interest in the Properties shall be 7:00 a.m., Central Daylight Time, April 1, 2013 ("Effective Time").

3.	Closing Date: Closing for the conveyance of the subject interest in the Properties shall take place at WTR’s Houston offices on or before August 15, 2013 (the “Closing Date”).

4.	Future Operations: Pursuant to the terms of the Joint Operating Agreement governing the Properties, GULFEX shall have the right to participate proportionately in all future operations related to the Properties.

5.	Definitive Assignment: Title to the Properties resides in PHV which will become a wholly owned subsidiary of WTR. WTR shall cause PHV to execute and deliver at Closing, the Assignment and Bill of Sale for the subject interest in the Properties, in the form attached as Exhibit B hereto.

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6.	Liens and Encumbrances: The Properties to be assigned to GULFEX shall be free and clear of all liens and encumbrances.

7.	Warranty of Title: WTR and PHV make no warranty of any kind, expressed or implied, except as to parties claiming or to claim by, through or under them, but not otherwise.

8.	Title Review; Records Research: Following execution of this Agreement and through the Closing Date, GULFEX shall be entitled to review and photocopy all title material relating to the Properties in the possession of WTR and PHV at the offices of WTR. In addition to the review of title, and in order to facilitate GULFEX's due diligence work with respect to the Properties, WTR shall permit GULFEX's representatives access to all accounting, engineering, geological, geophysical and other records, books, contracts relating to the Properties.

9.	Facilities Inspection: Following execution of this Agreement and through the Closing Date, GULFEX, at its sole risk and expense, shall complete any and all inspections and "As Is" approval of all equipment and facilities attributable to or owned or used in connection with the Properties, to confirm for itself that the Properties are in reasonable operating condition consistent with oil and gas industry standards.

10.	Governing Law: The construction and interpretation of this letter agreement shall be governed by the Laws of the State of Texas without reference to the conflict of laws provisions thereof.

11.	Allocation of Liability and Expenses: Each party shall pay and discharge all liabilities, obligations and expenses incurred by such party or on such party’s behalf in connection with the preparation, authorization, execution and performance of this Agreement and the Assignment and Bill of Sale, including without limitation all fees and expenses of agents, representatives, counsel, accountants, and auditors retained by such party, as well as all amounts payable with respect to any claim for brokerage, finder's fees or other commissions based in any way on any agreements, arrangements, or understandings made by such party.

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12.	Post Effective Time Assumption of Liabilities: GULFEX shall assume its proportionate share of the responsibility and liability, and does hereby indemnify and hold WTR and PHV harmless as to the interest in the Properties acquired herein, arising from the ownership or operation of the Properties after the Effective Time.

13.	Confidentiality: This letter and its contents are confidential and shall not be disclosed to any third party by either party hereto, other than to (a) administrative agencies to which such disclosure is required by law, contract or administrative regulation, and (b) personnel, agents, or representatives as each party believes are necessary in good faith for completing the transactions represented by this Agreement.

Very truly yours, WEST TEXAS RESOURCES, LLC

By:	/s/ Stephen E. Jones
Stephen E. Jones, President

Agreed to and accepted

This 13th day of August, 2013

GULFEX PETROLEUM, LLC

By:	/s/ Brian G. Donnelly
Brian G. Donnelly, Manager

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EXHIBIT A

Schedule of Properties

Attached to and made a part of that certain Agreement between

WEST TEXAS RESOURCES, INC. and GULFEX PETROLLEUM, LLC

dated August 13, 2013

TO FOLLOW BEFORE CLOSING

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EXHIBIT B

Form of Assignment

Attached to and made a part of that certain Letter Agreement between

WEST TEXAS RESOURCES, INC. and GULFEX PETROLLLEUM, LLC

dated August 13, 2013

TO FOLLOW BEFORE CLOSING

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